UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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Fidelity National Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary 702-323-7334

1701 Village Center Circle, Las Vegas, NV 89134

May 29, 2025

Dear Fellow Stockholders:

By now you should have received the Fidelity National Financial, Inc. (“FNF” or the “Company”) Proxy Statement for the 2025 Annual Meeting of Stockholders, along with the proxy card or notice of Internet availability of proxy materials. The 2025 Annual Meeting of Stockholders will be held virtually on June 11, 2025 at 10:00 a.m. Eastern Time as described in the Proxy Statement that was filed with the Securities and Exchange Commission on April 28, 2025. We have asked for your support on the proposals to be voted on at the meeting.

We are sending you this letter to ask you to vote “FOR” Proposal 2 to approve the redomestication of the Company to the State of Nevada by conversion.

Proposal 2, if approved, would redomesticate the Company, by conversion, from a corporation organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Nevada. Our Board of Directors unanimously recommends a vote “FOR” the approval of Proposal 2.

FNF previously submitted a similar redomestication proposal to its stockholders for approval at the 2024 annual meeting of stockholders (the “2024 Proposal”). The 2024 Proposal received support from a majority of the votes cast at the 2024 annual meeting. However, the 2024 Proposal did not pass because it did not receive support from a majority of outstanding shares entitled to vote thereon as required for such matter.

Our Board of Directors and management continue to strongly support redomestication to Nevada and believe it to be in the best interests of FNF and its stockholders.

FNF has and will continue to have significant company operations in Nevada, which is the principal office for FNF Board meetings, some senior management, Treasury operations, and corporate events. Nevada is integral to our operations.  By comparison, FNF has very few operations in Delaware.

Since the 2024 annual meeting, FNF has engaged in stockholder outreach and listened to investor feedback on redomestication. Based on stockholder feedback, the Company made further updates to the proposed Nevada Charter and Nevada Bylaws to improve stockholder rights and, in some cases, conform them to certain provisions of Delaware law and FNF’s Delaware Charter within the statutory framework established by Nevada law, including

1.	The Nevada Charter will provide that the limitation on individual liability afforded to our directors and officers under Nevada law does not apply to any breach of fiduciary duty that (a) constitutes a breach of the duty of loyalty, (b) involves acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) results in a transaction from which a director or officer derived an improper personal benefit.

2.	FNF will be prohibited, under the Nevada Charter, from effectuating any reverse split of our capital stock without stockholder approval (that otherwise would not require such stockholder approval pursuant to NRS 78.207).

3.	The exception to dissenter’s rights provided under Nevada law (NRS 92A.390(1)) will not apply (if dissenter's rights would otherwise be available) to any stockholders who are required in the relevant transaction to accept cash-only consideration for their shares.

4.	The Nevada Bylaws will provide that holders of 25% or more of the voting power of our capital stock will be able to request that FNF call a special meeting of stockholders, where currently only the Chairman, the Chief Executive Officer, the President or the Board may do so.

5.	Although the voting standard for removal of directors is higher in Nevada as is discussed in the Proxy Statement, the Nevada Bylaws will provide our stockholders with the ability to remove directors without cause, where currently our stockholders may only remove directors for cause.

In addition, our Board has already implemented many governance best practices that promote the short- and long-term interests of our stockholders and support accountability of our board of directors and management, including

1.	Majority voting in uncontested director elections, with a resignation policy.

2.	Nine of eleven independent directors, and entirely independent key committees.

3.	Stand-alone independent related person transaction committee.

4.	Lead independent director with robust duties.

5.	No exclusive forum.

6.	Proxy access right for stockholders.

7.	Stockholders may act by written consent.

8.	No supermajority voting requirements and no dual class of stock.

9.	Annual say-on-pay vote.

10.	Robust stockholder engagement program.

Also, Proposal 3 in the 2025 FNF Proxy Statement requests our stockholders to approve or disapprove electing each director annually.

For the reasons detailed in the foregoing discussion, we respectfully ask you to vote “FOR” Proposal 2.

Even if you have already voted, you can change your vote at any time before the 2025 Annual Meeting, as described in more detail in FNF’s Proxy Statement. The Company’s Proxy Statement, this supplemental proxy material and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available www.proxyvote.com.

Sincerely,

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

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